Exhibit 99.1

           Sandra McRee Named President of IASIS Healthcare

    FRANKLIN, Tenn.--(BUSINESS WIRE)--May 11, 2004--IASIS Healthcare(R) Corporation today announced that Sandra McRee, currently Chief Operating Officer of the Company, has been promoted to the position of President and Chief Operating Officer.
    "Sandra McRee has done an outstanding job of developing the Company's operating strategies to achieve solid results while always remaining focused on the quality of healthcare services our hospitals provide to their communities. Many of the Company's accomplishments are directly attributable to the initiatives Sandra has implemented and her strong leadership skills. Sandra is highly respected by our local management teams, the physicians who practice in our hospitals, and throughout the healthcare industry. I have complete confidence in her ability to help lead this company to even greater success and growth in the coming years," said David White, Chairman and CEO of IASIS Healthcare.
    McRee joined IASIS in May 2001 as Chief Operating Officer. She has more than 25 years of hospital and healthcare management experience. Previously, McRee served as Regional Vice President of Operations for Province Healthcare overseeing hospitals in Florida, Louisiana and Mississippi, Division President and Group Vice President for Columbia/HCA and as an Assistant Vice President with Community Health Systems.
    "It is extremely gratifying to work closely with David White and the management team as IASIS continues to distinguish itself as a leading operator of hospitals," said McRee. "IASIS remains committed to developing a strong system of hospitals that are dedicated to providing high-quality, compassionate care for our patients. I look forward to the many opportunities ahead for this Company."
    David White, who had held the title of President of IASIS Healthcare, will continue to serve as Chairman and CEO.

    Company Information and Forward Looking Statements

    IASIS Healthcare(R) Corporation, located in Franklin, Tennessee, is a leading owner and operator of medium-sized acute care hospitals in high-growth urban and suburban markets. The Company operates its hospitals with a strong community focus by offering and developing healthcare services to meet the needs of the markets it serves, promoting strong relationships with physicians and working with local managed care plans. IASIS Healthcare(R) owns or leases 15 acute care hospitals and one behavioral health hospital with a total of 2,257 beds in service and has total annual revenues of approximately $1.2 billion. These hospitals are located in five regions: Salt Lake City, UT; Phoenix, AZ; Las Vegas, NV; Tampa-St. Petersburg, FL; and four cities in Texas, including San Antonio. The Company also has an ownership interest in three ambulatory surgery centers and owns and operates a Medicaid managed health plan in Phoenix that serves over 92,000 members. For more information on IASIS Healthcare(R) Corporation, please visit the Company's website at www.iasishealthcare.com.
    This press release contains statements regarding beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Factors that could cause results to differ are described in filings made from time to time by IASIS with the Securities and Exchange Commission. IASIS takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

    CONTACT: IASIS Healthcare Corporation
             Tomi Galin, 615-467-1255